 Cinnamon Jang Willoughby & Company
Chartered Accountants
A Partnership of Incorporated Professionals

Consent of Independent Registered Public Accounting Firm

     We have issued our report, dated July 19, 2006, accompanying the financial statements and schedules from the date of inception April 27, 2005 to June 30, 2006 of Puppy Zone Enterprises, Inc. included in the Registration Statement Form SB-2. We hereby consent to the use of the aforementioned report in the Registration Statement filed with the Securities and Exchange Commission on August 18, 2006.

/s/ “Cinnamon Jang Willoughby & Company”

                    Chartered Accountants

Burnaby, Canada
August 18, 2006

MetroTower II - Suite 900 - 4720 Kingsway, Burnaby, BC Canada V5H 4N2. Telephone: +1 604 435 4317. Fax: +1 604 435 4319.

HLB Cinnamon Jang Willoughby & Company is a member of International. A world-wide organziation of accounting firms and business advisors.